Exhibit 99.1

APPLOVIN CORPORATION ANNOUNCES PROPOSED PUBLIC OFFERING OF SENIOR NOTES

PALO ALTO, California, November 20, 2024 – AppLovin Corporation (NASDAQ: APP) (the “Company”) announced today that it commenced an offering (the “Offering”) of its senior notes (the “Notes”), subject to market and other conditions. Actual terms of the senior notes, including maturity, interest rate and principal amount, will depend on market conditions at the time of pricing. The Offering will be made by means of an underwritten public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”). The Company intends to use the net proceeds of the offering of the Notes to repay in full its senior secured term loan facility due 2028 and its senior secured term loan facility due 2030 and, to the extent of any remaining net proceeds, for general corporate purposes.

The Notes will be senior unsecured obligations of the Company and will not be guaranteed by any of its subsidiaries.

J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC will act as joint book-running managers for the offering.

The offering of Notes is being made pursuant to an effective shelf registration on Form S-3 that has previously been filed with the SEC and became automatically effective on June 1, 2023. A preliminary prospectus supplement and accompanying base prospectus related to the offering has been or will be filed with the SEC and may be found on its website at www.sec.gov. Copies of the prospectus supplement and related prospectus for the offering may be obtained from any of the joint book-running managers at: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533; BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, email: dg.prospectus_requests@bofa.com or by telephone 1-800-294-1322; or Morgan Stanley & Co. LLC, 180 Varick Street, New York, N.Y. 10014, Attention: Prospectus Department, by email: prospectus@morganstanley.com or by calling 1-866-718-1649.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, whether or not the Company will consummate the offering of Notes and the anticipated use of proceeds of the offering of Notes. These forward-looking statements are subject to risks and uncertainties, including the risks described in the preliminary prospectus supplement, the accompanying bases prospectus, our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

About AppLovin

AppLovin makes technologies that help businesses of every size connect to their ideal customers. The company provides end-to-end software and AI solutions for businesses to reach, monetize and grow their global audiences.

Contacts

Investors	Press

David Hsiao	Kim Hughes

ir@applovin.com	press@applovin.com

Source: AppLovin Corp.